EXHIBIT 99.1

Terra Tech Corp. Signs Letter of Intent to Acquire Cannabis Cultivation and Production Facilities in Nevada

Irvine, CA — Aug. 30, 2017 – Terra Tech Corp. (OTCQX: TRTC) (“Terra Tech” or the “Company”), a vertically integrated, cannabis-focused agriculture company, announced today that it has signed a non-binding letter of intent to acquire 50% of NuLeaf Sparks Cultivation LLC and NuLeaf Reno Production LLC. The acquisition is expected to fast track Terra Tech’s cultivation and production facilities allowing them to introduce their IVXX wholesale brand as well as support increasing demand for cannabis products throughout Nevada.

NuLeaf Sparks holds a Nevada medical cannabis cultivation license and is in the process of constructing a 30,000 square foot cannabis cultivation facility in Sparks, Nevada. NuLeaf Reno holds a Nevada medical cannabis production license and is in the process of constructing a 15,000 square foot cannabis production facility in Reno, Nevada. Both facilities are expected to be completed by the fourth quarter of 2017.

Derek Peterson, CEO of Terra Tech, commented, “This partnership will allow us to rapidly increase our time to market without needing to invest vast amounts of time or capex into establishing cultivation and production capabilities from scratch. The NuLeaf team, which has operated BPG cannabis dispensary in Berkeley, CA, has been a premier vertically integrated supplier in California for over two decades. Our combined experience positions us to be a dominant force throughout Nevada. We aim to close the transaction in Q3 2017 and to start generating revenues from cannabis produced at the joint facilities by the end of the year. Cannabis grown at these facilities will be harvested under the safest conditions, free of toxic pesticides, harmful molds and chemical residues in order to meet the high standards associated with our IVXX brand. The new cultivation and production facilities will supply our three dispensaries in Las Vegas, as well as our Reno dispensary, and third party dispensaries across the State of Nevada.”

Tim Schick, president and CEO of NuLeaf, commented, “We are excited to enter into this partnership with Terra Tech, which is one of the most well-known and reputable operators in Nevada’s burgeoning cannabis market. The legalization of cannabis in Nevada has opened a major opportunity for companies to develop and introduce brands to a global market. Terra Tech’s seasoned team combined with our significant industry experience should give us a solid first mover advantage with brand penetration in the Nevada market and we are excited to move forward with this transaction.”

The proposed transaction is subject to customary closing conditions, including both parties completing due diligence and obtaining any approvals from applicable state and local authorities. The closing is conditional on negotiating final agreements in addition to the other closing conditions. Assuming completion of these conditions, the transaction is expected to close in the third quarter of 2017.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

1

About Terra Tech

Terra Tech Corp. (OTCQX: TRTC) operates through multiple subsidiary businesses including: Blüm, IVXX Inc., Edible Garden, and MediFarm LLC. Blüm’s retail and medical cannabis facilities provide the highest quality medical cannabis to patients who are looking for alternative treatments for their chronic medical conditions as well as premium cannabis to the adult-use market in Nevada. Blüm offers a broad selection of cannabis products including; flowers, concentrates and edibles through its Oakland, CA and multiple Nevada locations. IVXX, Inc. is a wholly-owned subsidiary of Terra Tech that produces cannabis-extracted products for regulated medical cannabis dispensaries throughout California and medical and adult-use dispensaries in Nevada. The Company’s wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably grown hydroponic produce, sold through major grocery stores such as ShopRite, Walmart, Winn-Dixie, Raley’s, Meijer, Kroger, Stop & Shop and others nationwide. Terra Tech’s MediFarm LLC subsidiaries are focused on medical and adult-use cannabis cultivation and permitting businesses throughout Nevada.

For more information about Terra Tech Corp visit: http://www.terratechcorp.com/

For more information about IVXX visit: http://ivxx.com/

For more information about Blüm Nevada visit: http://letsblum.com

For more information about Blüm Oakland visit: http://blumoak.com/

Visit us on Facebook @ https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

For more information about Edible Garden visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @ https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @ https://www.facebook.com/ivxxbrand?fref=ts

About NuLeaf

NuLeaf is a new approach to health and wellness through marijuana, offering an elevated experience in the medicinal and recreational industries, with unmatched service and quality in a warm and welcoming space. Staffed by the most experienced “budtenders,” guests and patients receive personalized hospitality in selecting the most appropriate cannabis and products from NuLeaf’s extensive catalog. With more than 18 years of direct cannabis experience, NuLeaf’s leadership team has pioneered industry best practices. The company currently operates two licensed storefront dispensaries; one in Las Vegas with close proximity to the Strip making it a convenient and popular destination for tourists to enhance their Vegas experience; and one in Lake Tahoe, the first and only recreational cannabis dispensary in Lake Tahoe.

For more information on NuLeaf Las Vegas, nuleafnv.com/vegas

Visit us on Facebook at facebook.com/NuLeafLasVegas

Follow us on Instagram @NuLeafLasVegas

Follow us on Twitter @NuLeafLasVegas

For more information on NuLeaf Lake Tahoe, visit nuleaftahoe.com

Visit us on Facebook at facebook.com/NuLeafTahoe

Follow us on Instagram at @NuLeafTahoe

2

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend” and similar expressions, as they relate to the company or its management, identify forward-looking statements. These statements are based on current expectations, estimates and projections about the company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.’s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.’s (i) product demand, market and customer acceptance of its equipment and other goods, (ii) ability to obtain financing to expand its operations, (iii) ability to attract qualified sales representatives, (iv) competition, pricing and development difficulties, (v) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.’s website does not constitute a part of this release.

Contact

For Terra Tech:

Philip Carlson

KCSA Strategic Communications

TRTC@kcsa.com

212-896-1238

For NuLeaf:

Carrie Giverson

one7 communications

carrie@one7communications.com

315.561.1433

3